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                              News and information

Contact:
Dan Kashman, Investor Relations, 207-824-5013
Skip King, Media Relations, 207-824-5020

Hollis Rafkin-Sax, For Oak Hill Capital Partners
Chatsworth Group, 914-834-1821
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                Oak Hill Capital Partners to Invest $150 Million
                           In American Skiing Company

Newry, Maine -- July 12, 1999 -- American Skiing Company (NYSE: SKI) today announced that Oak Hill Capital Partners, L.P., a private equity investment group, has signed a definitive agreement to purchase $150 million of convertible preferred stock in American Skiing Company. Proceeds from the transaction will be used to reduce indebtedness and provide the Company significant capital to continue pursuing its growth plans, including the development of its resort villages.

"This investment stabilizes our capital structure and provides the Company with substantial liquidity," said Leslie B. Otten, Chairman and Chief Executive Officer of American Skiing Company. "The Company can now take advantage of the substantial growth opportunities created over the last several years by capitalizing on our strong resort brands and our ownership of prime development properties at these resorts. We could not have asked for a better or more capable partner than Oak Hill and we believe this strategy with an enhanced capital base will deliver significant value to our shareholders, "

Following the close of the transaction, Oak Hill Capital's investment will represent a 48.5% stake in the company on a fully diluted basis, becoming American Skiing Company's largest single shareholder. American Skiing Company's senior management will control 26.7% in the restructured entity.

Steven B. Gruber, Managing Partner of Oak Hill Capital Partners said, "We see very exciting opportunities for American Skiing Company, given its exceptional resort assets, its strong management team and its high quality development properties. We hope that the coupling of these fundamental strengths with our strategic guidance and financial resources will enhance American Skiing's leadership position within the industry and its financial profile within the investment community."

The transaction, which is subject to regulatory approvals and consents from the Company's senior lenders, subordinated bond holders and preferred equity holders, is expected to close before the end of August.

Headquartered in Newry, Maine, American Skiing Company is the largest operator of alpine ski, snowboard and golf resorts in the United States. Its resorts include Steamboat in Colorado; Killington, Mount Snow and Sugarbush in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash Bear Peak in New Hampshire; The Canyons in Utah; and Heavenly in California/Nevada.

Oak Hill Capital Partners, L.P. is a $1.6 billion private equity partnership founded by Robert M. Bass and his team of investment professionals. Oak Hill
Capital makes significant investments through acquisitions, build-ups, recapitalizations, restructurings, strategic joint ventures and the purchase of minority stakes across a wide range of industries. Oak Hill Capital Management, Inc., based in New York, and Menlo Park, California, manages the partnership.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Please refer to the 'Risk Factors' included in the form 10-K dated October 27, 1998 and the form 10-Q dated June 9, 1999, on file with the Securities and Exchange Commission.